EXHIBIT 11.1

STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

	Nine Months Ended September 30, 2005		Three Months Ended September 30, 2005
	Shares	Earnings Per Share	Shares	Earnings Per Share
	(in Thousands)		(in Thousands)
Basic Weighted Average Shares Outstanding	7,144	$0.93	7,144	$0.32

Diluted
Average Shares Outstanding	7,144		7,144
Common Stock Equivalents	30		28

	7,174	$0.93	7,172	$0.31

	Nine Months Ended September 30, 2004		Three Months Ended September 30, 2004
	Shares	Earnings Per Share	Shares	Earnings Per Share
	(in Thousands)		(in Thousands)
Basic Weighted Average Shares Outstanding	7,130	$0.84	7,135	$0.29

Diluted
Average Shares Outstanding	7,130		7,135
Common Stock Equivalents	24		24

	7,154	$0.84	7,159	$0.29

All per share data has been adjusted to reflect a 5-for-4 stock split effected as a 25% stock dividend on May 16, 2005.

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